Exhibit 99.1

September 26, 2005 07:30 AM US Eastern Timezone

Star Scientific Announces New Directors

CHESTER, Va.—(BUSINESS WIRE)—Sept. 26, 2005—Star Scientific, Inc. (NASDAQ:STSI) today announced the appointment of two new members to the company’s Board of Directors: Ambassador Gerald P. Carmen and Christopher Chapman, MD.

Ambassador Carmen was Administrator of the General Services Administration (GSA) from 1981 to 1984, when President Reagan appointed him U.S. Permanent Representative to the United Nations in Geneva with the rank of ambassador. In 1989, he was appointed President and CEO of the Federal Asset Disposition Corporation (FADA), the predecessor of the current Resolution Trust Corporation. At that time FADA managed assets with an estimated aggregate value of $4 billion. Prior to his government service, Ambassador Carmen owned a chain of automotive stores. Ambassador Carmen currently serves as a member of the Board of Directors of Ezenia, Inc., and chairs the audit committee of that board. Other board memberships have included the Northeast Savings Bank, a $9 billion Connecticut bank acquired by Fleet; Federal Home Loan Bank Board of Boston; Gruen Marketing Corporation; and Mediplex. He also is a founding partner of Carmen, Carmen and Hugel in Washington, DC, now known as the Carmen Group (www.carmengroup.com), where he currently is a senior consultant. The Carmen Group’s annual revenues places it among the top 25 lobbying firms in Washington, DC. A lifelong resident of New Hampshire, Ambassador Carmen served three terms as Chairman of that state’s Republican Party.

Dr. Chapman is president of Chapman Pharmaceutical Consulting, Inc., which provides expert medical consultation on the development and management of domestic and global product development programs for biotech, pharmaceutical and medical device products. He was Senior Director of Medical Affairs with Quintiles/BRI, the largest contract research organization (CRO) in the U.S., from 1995-2000. In that capacity, Dr. Chapman had oversight responsibility for the support of new drug applications (NDA), clinical studies and device submissions to the FDA for approval. From 1992-1994, Dr. Chapman was Medical Director at Regeneron Pharmaceuticals. He currently serves as chairman of the Chapman Pharmaceutical Health Foundation. He is a graduate of the Georgetown University School of Medicine in Washington, DC.

The company also announced that John Bartels, Esquire and Whitmore B. Kelley have resigned from the Board of Directors after 3 1/2 and 4 1/2 years of service, respectively. Paul L. Perito, Star’s Chairman, President and COO, stated that Star was grateful for the two directors’ investment of time and energy in the company, particularly during a post-Sarbanes Oxley era when the governance burdens on directors have increased significantly. In connection with the resignations, the company provided an extension of the period during which those two directors may exercise stock option grants. Generally the company’s stock option agreements provide that upon resignation the grantee would have a three-month period within which to exercise options. The company agreed to extend the option exercise period for the departing directors to a maximum of four years, which is within the period of the original option grant, and the former directors will provide consulting service to the company, if requested, during that period.

Mr. Perito also stated that the new directors’ combined expertise in public company board service, finance and FDA regulatory expertise bring valuable assets to the oversight of the company’s core mission. Jonnie R. Williams, Star’s CEO, commented that he looked forward to working with the new board members as the company continues to actively explore the range of market possibilities for its dissolvable hard smokeless tobacco products, Ariva(R) and Stonewall Hard Snuff(R). The company believes that these products can play an increasingly significant role as more municipalities and states enact broad no-smoking laws. Ariva(R), which was introduced in late 2001, was developed to meet the needs of adult smokers in situations where they cannot or choose not to smoke. Stonewall Hard Snuff(R), introduced in mid-2003, is aimed at adult users of traditional moist snuff, because if offers a smokeless tobacco alternative that is “spitless.” Both products are made with 100% StarCured(R) tobacco, a tobacco leaf with sharply reduced levels of tobacco specific nitrosamines, considered by researchers worldwide to be the most important carcinogen in smokeless tobacco.

Safe Harbor Statement

This contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise the capital necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA and any subsequent modification of the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Factors That May Affect Future Results” in the Company’s Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on April 28, 2005, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

See Star’s website at: http://www.starscientific.com.

Contacts

Star Scientific, Inc. Sara Troy Machir, 301-654-8300 www.starscientific.com